Exhibit 99.2 News Release

News Announcement

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Board of Directors Authorizes Additional Common Stock Repurchases
and Declares Dividends

CHICAGO, IL – (March 11, 2011) – The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today announced that it has authorized the repurchase of an additional 250,000 shares of its Common Stock and has declared quarterly cash dividends of $0.16 per share of the Company’s Common Stock and $0.12 per share of the Company’s Class B Stock.

The dividends will be payable on June 3, 2011, to stockholders of record at the close of business on May 20, 2011.  The Company has paid cash dividends continuously since 1974.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.